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                                   EXHIBIT 6

                       1986 Employee Stock Purchase Plan
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                        GRIFFIN TECHNOLOGY INCORPORATED
                       1986 EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose of the Plan. This Plan shall be known as the "Griffin Technology Incorporated 1986 Employee Stock Purchase Plan". The purpose of the Plan is to permit employees of Griffin Technology Incorporated ("the Company") to obtain or increase a proprietary interest in the Company by permitting them to make installment purchases of shares of the Company's Common Stock (as hereinafter defined) through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1954, as amended (the "Code").

     2. Definitions.

     (a) Common Stock. The Company's $.05 par value common stock as presently constituted and shares of common stock which may be issued by the Company in exchange for or reclassification thereof.

     (b) Offering Date. Such day in the month of July each year as fixed by the Board of Directors.

     (c) Enrollment Period.  The two week period commencing on the Offering
Date.

     (d) Purchase Date.  Last day of Purchase Period.

     (e) Purchase Period.  Period of one year beginning on Offering Date.

     (f) Purchase Price. The purchase price per share at which shares are sold in an offering under the Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the Offering Date or (ii) 85% of the fair market value of a share of Common Stock on the Purchase Date (but in any event not less than par value). The fair market value of the Common Stock on a given date shall be the mean between the closing bid and ask prices of the Common Stock reported in the NASDAQ National Market System on such date, or if the Common Stock is listed on a stock exchange, the mean between the high and low prices quoted on such date.

     (g) Eligible Employees. Those persons who on the Offering Date are regular full-time employees of the Company except those who, immediately prior to the Offering Date, would be deemed under Section 423(b)(3) of the Code to own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any other corporation which constitutes a parent or subsidiary corporation of the Company within the meaning of that section. A full-time employee is one whose customary employment is not less than twenty (20) hours per week or five months in any calendar year.

     (h) Participant. An Eligible Employee who subscribes for the purchase of shares of Common Stock under the Plan in accordance with Section 4 of the Plan.

     (i) Compensation. For an Eligible Employee on the payroll of the Company at the Offering Date the compensation paid to such Eligible Employee shall be the annual base rate of compensation in effect immediately prior to the Offering Date.

     3. The Offering. Each person who is an Eligible Employee on the Offering Date shall automatically be granted as of such Offering Date an option to purchase on the Purchase Date that number of full shares of Common Stock determined by dividing the amount credited to the Participant's Account under
Section 7 on the Purchase Date by the Purchase Price as of such Purchase Date. Any such purchases shall be subject to the limitations of Section 4(b) and 15. In addition, the maximum number of shares of Common Stock that may be issued under this Plan is 200,000 shares. These shares may be authorized and unissued or treasury shares.

     4. Subscriptions.

     (a) During the Enrollment Period, each Eligible Employee shall be entitled to enroll in a payroll deduction program to accumulate the Purchase Price for the purchase of whole shares of the Company's Common Stock. The deductions may not be less than 1% of Compensation, nor exceed 6% of the Compensation.

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     (b) Notwithstanding Section 4(a) above, the maximum number of shares which may be subscribed for by an Eligible Employee shall be further limited and reduced to the extent that the number of shares owned by such Eligible Employee immediately after the Offering Date for purposes of Section 423(b)(3) of the Code would exceed 5 percent of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary within the meaning set forth in Section 423(b)(3) of the Code.

     (c) Subscriptions pursuant to the Plan shall be evidenced by the completion and execution of a subscription agreement in the form provided by the Company and its delivery to the Company, at the place designated by the Company, during the Enrollment Period. Subscription agreement shall have the right to termination or reduction in accordance with Sections 9 and 10.

     (d) In the event that the aggregate number of shares subscribed for pursuant to the Plan as of any Purchase Date shall exceed 200,000, then each subscription pursuant to which a purchase is effected shall be reduced to the number of shares which such subscription would cover in the event of a proportionate reduction of all subscriptions outstanding on such Purchase Date so that the aggregate number of shares subject to all subscriptions would not exceed 200,000. In making such reductions, fractions of shares shall be disregarded and each subscription shall be for a whole number of shares.

     5. Approval of Shareholders. The Plan shall be submitted for approval by shareholders of the Company on June 18, 1986. If not so approved on such date, the Plan shall terminate.

     6. Payment of Purchase Price. The Purchase Price of all shares purchased hereunder shall be paid solely through payroll deduction from the Participant's compensation during the Purchase Period, without the right of prepayment.

     7. Application of Funds; Participants' Accounts. All amounts withheld from and paid by Participants hereunder shall be deposited in the Company's general corporate account to be used for any corporate purposes; provided, however, that the Company shall maintain a separate bookkeeping account for each Participant hereunder reflecting all amounts withheld from and paid by such Participant pursuant to the Plan. No interest shall be credited to such separate accounts.

     8. Issuance of Shares. Shares purchased under the Plan shall, for all purposes, be considered to have been issued, sold and purchased at the close of business on the Purchase Date. Prior to any Purchase Date, no Participant shall have any rights as a holder of any shares covered by a subscription agreement. Promptly after the Purchase Date, the Company shall issue and deliver to the Participant a stock certificate or certificates representing the whole number of shares purchased by him and refund to the Participant in cash any excess amount in his account in the Plan. No adjustment shall be made for dividends or for other rights for which the record date is prior to the Purchase Date, except as may otherwise be provided in Section 13.

     9. Right to Terminate Subscription. Each Participant shall have the right, at any time after the Enrollment Period and two weeks prior to the Purchase Date, to terminate his/her subscription by written notice to the Company and receive a prompt refund in cash of the total amount in his/her account.

     10. Right to Reduce Accumulation of Purchase Price. Each Participant shall have the right, at any time after the expiration of the Enrollment Period and two weeks prior to the Purchase Date, to make, by written notice to the Company, a 100% reduction in the amount being accumulated for the purchase of the Company's Common Stock or a reduction in the amount being withheld but the reduction cannot be below 1% of Compensation. Upon such reduction, an appropriate reduction shall be made in the Participant's future payroll deductions and the excess amount in the Participant's account resulting from such reduction shall be promptly refunded to the Participant in cash in cases of 100% reduction and withdrawal from the Plan.

     11. Termination of Employment. Upon termination of employment of a Participant for any reason, prior to two weeks before the Purchase Date, a Participant will receive a refund in cash of the total amount of his account.

     12. Interest. Any person who becomes entitled to receive any amount of cash refund from his account pursuant to any provision of the Plan shall be entitled to receive cash. No interest will be paid on such cash refunded.

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     13. Effect of Certain Stock Transactions.  No adjustment shall be made under this Plan or any subscription agreement by reason of any dividend or other distribution declared or paid by the Company except in the event any changes in capitalization of the Company, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of Common Stock, effected without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the shares subject to purchase and in the purchase price per share.

     14. Merger, Consolidation, Liquidation or Dissolution. In the event of any merger or consolidation of which the Company is not to be the survivor (or in which the Company is the survivor but becomes a subsidiary of another corporation), or the liquidation or dissolution of the Company, each Participant shall have the right immediately prior to such event to elect to receive the number of whole shares which can be purchased at the Purchase Price with the full amount which has been withheld from and paid by him pursuant to the Plan, together with any remaining excess cash in his account. If such election is not made, the Participant's subscription agreement shall terminate and he shall receive a prompt refund in cash of the total amount in his account.

     15. Limitation on Right to Purchase Notwithstanding any provision of the Plan to the contrary, if at any time a Participant is entitled to purchase shares of Common Stock on a Purchase Date, taking into account such Participant's rights, if any, to purchase Common Stock under all other employee stock purchase plans of the Company and of other corporations which constitute parent or subsidiary corporations of the Company within the meaning of Sections 425(e) and (f) of the Code, the result would be that, during the then current calendar year, such Participant would have first become entitled to purchase under this Plan and all such other employee stock purchase plans a number of shares of Common Stock of the Company whose aggregate fair market value (measured at the time the right to purchase is granted) exceeds $25,000, then the number of shares which such Participant shall be entitled to purchase pursuant to this Plan shall be reduced by the number which is one more than the number of shares which represents the excess, and any excess amount in his account resulting from such reduction shall be promptly refunded to him in cash.

     16. Non-Assignability. None of the rights of an Eligible Employee under the Plan or any subscription agreement entered into pursuant hereto shall be transferable by such Eligible Employee otherwise than by will or the laws of descent and distribution, and during the lifetime of an Eligible Employee such rights shall be exercisable only by him.

     17. Shares Not Purchased. Shares of Common Stock under the Plan which are not subscribed for during the Enrollment Period and shares subscribed for which thereafter cease to be subject to any subscription agreement hereunder shall be free from reservation for use in connection with the Plan.

     18. Construction; Administration. All questions with respect to the construction and application of the Plan and subscription agreements thereunder and the administration of the Plan shall be settled by the determination of the Board of Directors or of one or more other persons designated by it, which determinations shall be final, binding and conclusive on the Company and all employees and other persons. All Eligible Employees shall have the same rights and privileges hereunder.

     19. Termination or Amendment. This Plan may be terminated or amended in any way by the Board of Directors at any time prior to approval hereof by the shareholders of the Company pursuant to Section 5. Subsequent to such approval of the Plan by the shareholders of the Company, this Plan may be amended by the Board of Directors, provided that no such amendment shall (a) adversely affect the rights of employees under subscription agreements theretofore entered into pursuant hereto or (b) increase the maximum number of shares of Common Stock offered hereby or decrease the price per share, except pursuant to Section 13.

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